Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS AND SALVATORE D’AMATO

ENTER INTO AMENDED EMPLOYMENT AGREEMENT

Robbinsville, NJ — December 21, 2006 — American Bank Note Holographics, Inc.  (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced that it has entered into an Amended and Restated Employment Agreement with Salvatore F. D’Amato. Mr. D’Amato will be continuing as Chairman of the Board of the Company, but he will be reducing his work schedule to approximately 2-3 days per week and will continue to be involved in all aspects of the Company’s operations, working closely with the Research and Development and Engineering groups.

Sal D’Amato has been a dynamic force at ABNH as well as the security and holographic industries for many years.  Mr. D’Amato joined American Banknote Company, the former parent of ABNH, in 1962 in the R&D department.  He advanced to the position of President, and in 1980 pioneered the use of holograms as a security device.  Mr. D’Amato built ABNH as a subsidiary of American Banknote during the 1980’s, and retired in 1990 after that company was acquired.

Kenneth Traub, President and CEO of ABNH, commented, “I met Sal shortly after I arrived at ABNH in 1999, and I was quickly impressed with his creativity, his wisdom, and most of all, his integrity.  At that time, I tried to encourage him to return to ABNH, but Sal was initially reluctant and agreed to help on a limited basis for 2 days per week for one year.  We immediately formed a close bond that infused energy into the Company and Sal’s commitment became more than full time and long term.  Sal has been instrumental in many of the Company’s accomplishments, and we all continue to be inspired by him.  We are delighted that we will continue to be working together.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995.  Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward-looking statements.  Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.